Exhibit 10.5

FIRST AMENDMENT TO PREFERRED STOCK PURCHASE AGREEMENT

This First Amendment to Preferred Stock Purchase Agreement (the “First Amendment”), dated September 16, 2011, is entered into between PositiveID Corporation, a Delaware corporation (the “Company”) and Ironridge Global III, LLC, a Delaware limited liability company ("Ironridge").

Background

WHEREAS, on July 27, 2011, the Company entered into a Preferred Stock Purchase Agreement (the “Agreement”) with Ironridge under which Ironridge is committed to purchase for cash up to $1.5 million in shares of the Company’s redeemable, convertible Series F Preferred Stock (the “Series F Preferred Stock”) at $1,000 per share of Series F Preferred Stock.

WHEREAS, on August 12, 2011, Section II.C.2 of the Agreement was amended pursuant to that certain Waiver between the parties.

WHEREAS, Ironridge's obligation to purchase the second two installments under the Agreement is subject to satisfaction of a closing condition in Section II.C.5.(f) of the Agreement.

WHEREAS, on July 28, 2011, the Company presented Ironridge with a notice to purchase $1.5 million of Series F Preferred Stock in cash.

WHEREAS, on August 15, 2011, Ironridge funded the first $500,000 installment.

WHEREAS, the condition in Section II.C.5.(f) of the Agreement was not met.

WHEREAS, in order to effect a Purchase Closing under the Agreement, the parties desire to amend the Purchase Closing terms set forth in Section 2 of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.             Amendment.  Section II.C.2 shall be amended in its entirety and replaced with the following:

2.           Purchase Closings.

a.           Purchaser will purchase and make payment for the Preferred Shares, in cash by wire transfer of immediately available funds to an account designated by Company, as follows:

i.
130 Preferred Shares on the Trading Day (“First Closing”) following the later of (i) 10 Trading Days after September 7, 2011; and (ii) the Trading Day that aggregate trading volume of the Common Stock on the Trading Market after September 7, 2011, as reported by Bloomberg, equals or exceeds $500,000.00;

ii.
290 Preferred Shares on the Trading Day (“Second Closing”) following the earlier of (i) 10 Trading Days after the First Closing; and (ii) the Trading Day that aggregate trading volume of the Common Stock on the Trading Market after the First Closing, as reported by Bloomberg, equals or exceeds $1 Million;

iii.
290 Preferred Shares on the Trading Day (“Third Closing”) following the earlier of (i) 10 Trading Days after the Second Closing; and (ii) the Trading Day that aggregate trading volume of the Common Stock on the Trading Market after the Second Closing, as reported by Bloomberg, equals or exceeds $1 Million; and

iv.
290 Preferred Shares on the Trading Day (“Fourth Closing”) following the earlier of (i) 10 Trading Days after the Third Closing; and (ii) the Trading Day that aggregate trading volume of the Common Stock on the Trading Market after the Third Closing, as reported by Bloomberg, equals or exceeds $1 Million.

Company will deliver the Preferred Shares to Purchaser by reputable overnight courier immediately upon each date of receipt of funds as set forth above (each of the First, Second, Third and Fourth Closings, a “Purchase Closing”).  Each of the respective time periods between each Purchase Closing and the prior Purchase Closing shall be the respective “Calculation Period” for purposes of (b) and (c) below.

b.           First Closing.  Notwithstanding any other provision, the price per Preferred Share with respect to the First Closing will be equal to the lesser of:  (a) $1,000; and (b) an amount, not below zero, equal to (i) $1,000, multiplied by (ii) 85% of the average of the daily VWAPs during the period between September 7, 2011 through the First Closing minus the Floor Price (defined below), divided by (iii) $0.057.

c.           Company Election.  In the event that the sole condition precedent to a Purchase Closing that is not satisfied is that set forth in Section II.C.5.(f) of the Agreement, the Company may, at its sole option, elect at any time to proceed with an alternate Purchase Closing in accordance with this section, in which case, with respect to such Purchase Closing:

i.	The condition precedent set forth in Section II.C.5.(f) of the Agreement will not apply with respect to that Purchase Closing;

ii.
The Calculation Period will (i) commence on the Trading Day after the Purchaser receives written notice of Company’s election, and (ii) exclude any Trading Day on which the Common Stock trades below $0.20 per share (the “Floor Price”); and

iii.
The price per Preferred Share will be equal to the lesser of (a) $1,000, and (b) an amount equal to (i) $1,000, multiplied by (ii) 85% of the average of the VWAPs during the Calculation Period, divided by (iii) $0.257.

2.           Effect on Agreement; Capitalized Terms.  Except as set forth in this First Amendment, the terms and provisions of the Agreement are hereby confirmed and ratified in all respects and shall remain in full force and effect.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

3.           Counterparts; Execution by Electronic Delivery.  This First Amendment may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by portable document format, facsimile or electronic transmission, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signatures on Following Page.]

This First Amendment has been signed and delivered by the undersigned as of the date set forth above.

COMPANY:

POSITIVEID CORPORATION

By:/s/ William J. Caragol
Name: William J. Caragol
Title: Chief Executive Officer

IRONRIDGE GLOBAL III, LLC

By: /s/ Richard H. Kreger
Name: Richard H. Kreger
Title: Managing Director